NORTHROP GRUMMAN CORPORATION

Exhibit 18

LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REGARDING CHANGE IN ACCOUNTING PRINCIPLE

October 24, 2005

Northrop Grumman Corporation

1840 Century Park East

Los Angeles, California

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2005, of the facts relating to the change in the annual goodwill impairment testing date for five reporting units from April 30 to November 30. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Northrop Grumman Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2004. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Northrop Grumman Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2004.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California